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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CNA Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CNA FINANCIAL CORPORATION

Notice of Annual Meeting April 28, 2004

To the Stockholders of

  CNA FINANCIAL CORPORATION:

      You are hereby notified that pursuant to the By-Laws of CNA Financial Corporation, a Delaware corporation, the Annual Meeting of Stockholders will be held at CNA Plaza (333 South Wabash Avenue), Room 208N, Chicago, Illinois, on Wednesday, April 28, 2004, at 10:00 a.m., Chicago time, for the following purposes:

(1)	To elect eight Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 2004; and

(3)	To transact such other business as may properly come before the meeting.

      Only Stockholders of record at the close of business on March 12, 2004 are entitled to notice of, and to vote at, this meeting.

      It is desired that as many Stockholders as practicable be represented at the meeting. Consequently, whether or not you now expect to be present, you are requested to sign and date the enclosed proxy and return it promptly to the Company. You may revoke the proxy at any time before the authority granted therein is exercised.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President,
General Counsel and Secretary

Chicago, Illinois

March 29, 2004

Notice of Annual Meeting April 28, 2004
Proxy Statement
ELECTION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS
STOCK PRICE PERFORMANCE GRAPH
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal No. 2)
OTHER MATTERS
STOCKHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS OR THE INDEPENDENT DIRECTORS
STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

CNA FINANCIAL CORPORATION

CNA PLAZA, CHICAGO, ILLINOIS 60685

Proxy Statement
Annual Meeting — April 28, 2004

      The Board of Directors of CNA Financial Corporation (“CNA” or the “Company”) submits this statement in connection with the solicitation of proxies from the Stockholders in the form enclosed.

      The persons named in this statement as nominees for election as Directors have been designated by the Board of Directors.

      Any Stockholder giving a proxy has the power to revoke it at any time before it is exercised. A subsequently dated proxy, duly received, will revoke an earlier dated proxy. A Stockholder may also revoke his or her proxy and vote in person at the Annual Meeting. Proxies will be voted in accordance with the Stockholder’s specifications and, if no specification is made, proxies will be voted in accordance with the Board of Directors’ recommendations. The approximate date of mailing of this Proxy Statement is March 29, 2004.

      On March 12, 2004, the Company had outstanding 223,617,337 shares of common stock (“Common Stock”). The holders of Common Stock have one vote for each share of stock held. Stockholders of record at the close of business on March 12, 2004 will be entitled to notice of, and to vote at, this meeting. The holders of a majority of shares of Common Stock issued and outstanding and entitled to vote when present in person or represented by proxy constitute a quorum at all meetings of Stockholders.

      In accordance with the Company’s By-Laws and applicable law, the election of Directors will be determined by a plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the eight nominees who receive the greatest number of votes cast for election as Directors will be elected as Directors of the Company. Shares present which are properly withheld as to voting with respect to any one or more nominees, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The affirmative vote of shares representing a majority of the votes cast by the holders of shares present and entitled to vote is required to approve the other matters to be voted on at the Annual Meeting. Shares which are voted to abstain will be considered present at the meeting, but since they are not affirmative votes for the matter they will have the same effect as votes against the matter. Broker non-votes are not counted as present.

Principal Stockholders

      The following table contains certain information as to all entities which, to the knowledge of the Company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock as of February 27, 2004 (unless otherwise noted). Each such entity has sole voting and investment power with respect to the shares set forth:

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class

Loews Corporation (“Loews”)	201,293,500*	90%
667 Madison Avenue New York, New York 10021

*	In addition, Loews owns 32,327.015 shares of Series I preferred stock of the Company which is convertible into 32,327,015 shares of common stock. Conversion will occur automatically on April 20, 2004 (twenty (20) calendar days after the mailing of the Information Statement to the Company’s stockholders in relation to the conversion).

      Because Loews holds more than a majority of the outstanding Common Stock of CNA, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other Stockholders. Loews has advised the Company’s Board of Directors that it intends to vote FOR the election of management’s nominees for the Board of Directors and FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors. There are no agreements between CNA and Loews with respect to the election of CNA Directors or Officers or with respect to the other matters to come before the meeting.

Director and Officer Holdings

      The following table sets forth certain information as to the shares of Common Stock beneficially owned by each Director and nominee, and each Executive Officer named in the Summary Compensation Table below (the “Named Executive Officers”), and by all Executive Officers and Directors of the Company as a group as of March 1, 2004, based on data furnished by them:

	Shares of the		Shares of Loews
	Company’s		Corporation
	Common Stock		Common Stock
Name	Beneficially Owned		Beneficially Owned

Robert V. Deutsch	173,515	(1)	2,000
Walter L. Harris	1,830		0
Bernard L. Hengesbaugh	520,486	(2)	0
Jonathan D. Kantor	57,483	(3)	0
James R. Lewis	34,263	(4)	0
Stephen W. Lilienthal	76,414	(5)	0
Paul J. Liska	0
Robert L. McGinnis	7,700	(6)	0
Don M. Randel	0		0
Joseph Rosenberg	12,200		26,250	(7)
James S. Tisch	6,100		3,075,500	(8)
Preston R. Tisch	0		29,983,184	(9)
Marvin Zonis	183		0
All Executive Officers and Directors as a group	890,174	(10)	33,086,934	(11)

1.	Includes 62,500 shares issuable upon the exercise of options granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”) which are currently exercisable.

2.	Includes 80,500 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable. Mr. Hengesbaugh also owns beneficially 2,500 shares of the common stock of CNA Surety Corporation, a 64% owned indirect subsidiary of the Company. Mr. Hengesbaugh will not stand for re-election as a Director at the Annual Meeting on April 28, 2004.

3.	Includes 36,000 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable. Also includes 21,483 shares purchased under the Stock Ownership Plan that were sold on March 2, 2004.

4.	Includes 25,000 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

5.	Includes 51,250 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

6.	Includes 7,500 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable

7.	Represents shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable.

8.	Includes 50,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Also includes 1,467,787 shares of Loews Common Stock held by trusts of which Mr. J. S. Tisch is managing trustee and beneficiary and 100,000 shares of Loews Common Stock held by a charitable foundation as to which Mr. J. S. Tisch has shared voting and investment power. Loews Common Stock shares held by Mr. J. S. Tisch represent 1.5% of the outstanding shares of Loews Common Stock.

9.	Includes 6,195,188 shares of Loews Common Stock held by Mr. P. R. Tisch as trustee of trusts for the benefit of his wife, as to which trust he has sole voting and investment power. Loews Common Stock shares held by Mr. P. R. Tisch represent 16.2% of the outstanding shares of Loews Common Stock.

10.	Includes 262,750 shares issuable upon the exercise of options granted under the Incentive Compensation Plan which are currently exercisable.

11.	Includes 76,250 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Stock Option Plan which are currently exercisable. Represents 18% of the outstanding shares of Loews Common Stock.

      Each holding represents less than 1% of the outstanding shares of Common Stock. For information with respect to the stock holdings of Loews, see “Principal Stockholders” above.

ELECTION OF DIRECTORS

(Proposal No. 1)

      Pursuant to the By-Laws of the Company, the number of directors constituting the full Board of Directors has been fixed by the Board at eight effective as of the date of the Annual Meeting. Each Director shall be elected at the Annual Meeting of Stockholders and each Director elected shall hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. Directors need not be Stockholders. Unless authority to do so is withheld, the persons named in the enclosed proxy intend to vote the shares represented by the proxies given to them for the eight nominees hereinafter named.

      Should any nominee or nominees become unavailable, the proxy holders will vote for the nominee or nominees designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will become unavailable.

      Set forth below is the name, principal occupation and business experience during the time period that, at a minimum, includes the past five years, as well as certain other information for each nominee:

      Walter L. Harris, President and Chief Executive Officer, Tanenbaum-Harber Co. Inc. & Affiliates, an insurance and reinsurance brokerage firm, since 1980. He is a member of the Audit, Executive and Finance Committees. He is a director of Metropolitan National Bank and American Progressive Life & Health Insurance Company. Mr. Harris has been a Director since February of 2001. Age 52.

      Stephen W. Lilienthal, Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the CNA insurance companies since August 2002. From July 2001 until August 2002, President and Chief Executive Officer, Property and Casualty Operations of the CNA insurance companies. From June 1993 to June 1998, senior officer of USF&G Corporation (“USF&G”). In April 1998, USF&G was acquired by the St. Paul Companies. Mr. Lilienthal was Executive Vice President of the St. Paul Companies until July 2001. He is a member of the Executive and Finance Committees. He is a Director of USF Corporation. Mr. Lilienthal has been a Director since August of 2001. Age 54.

      Paul J. Liska, President, Credit and Financial Products at Sears Roebuck and Co. from October of 2002 until November of 2003. He was Executive Vice President and Chief Financial Officer for Sears in 2001. Prior to joining Sears, Mr. Liska was Executive Vice President and Chief Financial Officer of The St. Paul Companies since 1997. He is a Director of APAC Customer Services, Inc. and USF Corporation. Mr. Liska has been a Director since February 2004 and serves on the Executive and Finance Committees and is Chairman of the Audit Committee. Age 48.

      Don M. Randel, President of the University of Chicago since July 2000. From 1995 to 2000, he was Provost and Professor of Musicology at Cornell University. Prior to that time, he served at Cornell as Dean of the College of Arts and Sciences from 1991 to 1995 and as Associate Dean from 1968 to 1991. He is a member of the Audit, Executive, Finance and Incentive Compensation Committees. Mr. Randel has been a Director since May 2002. Age 63.

      Joseph Rosenberg, Chief Investment Strategist of Loews since 1995. He serves on the Executive and Finance Committees. He has been a Director since August 1995. Age 70.

      James S. Tisch, President and Chief Executive Officer of Loews since January 1999. Prior to that, he was President and Chief Operating Officer of Loews from October 18, 1994 to January 1999. He is a Director of Loews, Vail Resorts, Inc., BKF Capital Group, Inc. and Chairman of the Board and Chief Executive Officer of Diamond Offshore Drilling, Inc. He is Chairman of the Finance Committee and serves on the Executive Committee. Mr. Tisch has served as a Director since 1985. Age 51.

      Preston R. Tisch, Chairman of the Board of Loews since January 1999. Prior to 1999, he was Co-Chief Executive Officer of Loews since 1994. Mr. Tisch served as Postmaster General of the United States from August 15, 1986 to February 26, 1988. Prior thereto he had served as President and Chief Operating Officer of Loews. He is a director of Bulova Corporation. Mr. Tisch served as a Director of CNA from 1974 to 1986 and was reelected a Director in May of 1988. He serves on the Executive and Finance Committees. Age 77.

      Marvin Zonis, Professor of International Political Economy, Leadership and E-Commerce at the Graduate School of Business of the University of Chicago since 1989. Principal of Marvin Zonis & Associates, Inc., an international consulting firm. He has been a Director since 1993. He is Chairman of the Incentive Compensation Committee and serves on the Audit, Executive and Finance Committees. Age 67.

Director Independence

      Under the rules of the New York Stock Exchange (“NYSE”), listed companies, like CNA, that have a controlling shareholder are not required to have a majority of independent directors. Because Loews holds more than 50% of the voting power of the Company, CNA is a controlled company within the meaning of the rules of the NYSE. Accordingly, the Board of Directors is not composed of a majority of directors who are independent. Nevertheless, the Board of Directors has determined that the following directors are independent under the listing standards of the NYSE (“Independent Directors”): Walter L. Harris, Paul J. Liska, Don M. Randel and Marvin Zonis. In determining independence, each year the Board affirmatively determines whether or not each director or nominee has any material relationship with the Company. In assessing the materiality of any relationship, the Board considers all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between, the Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable and familial relationships.

      The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if any of the following relationships existed during the past three years: (i) the director is an employee, or an immediate family member is an executive officer, of the Company; (ii) the director or an immediate family member receives more than $100,000 per year in direct compensation from the Company, excluding director and committee fees, pension payments and certain forms of deferred compensation; (iii) the director is affiliated with or employed by, or an immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; (iv) the director or an immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or (v) the director is an executive officer or employee, or an immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which exceeded the greater of $1 million, or 2% of the other company’s annual consolidated gross revenues.

      The Board has considered the commercial relationship of certain of the Company’s subsidiaries and Tanenbaum-Harber Co. Inc., of which Mr. Harris is President and Chief Executive Officer, and certain of its affiliates, and determined that it meets all of the requirements described above for Mr. Harris’ independence as a Director of the Company and does not otherwise constitute a material relationship with the Company.

      The Board of Directors has documented its ethical principles and governance practices in the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics (the “Code”) adopted by the Board in November of 2003. These documents will be available on the Company’s website (www.cna.com) and will be provided in print form to any shareholder who requests them. Any waiver granted to a Director or executive officer in relation to the Code would be disclosed on the Company’s website.

Committees and Meetings

      The Company has an Audit, Incentive Compensation, Executive and Finance Committee. The Company does not have a Nominating Committee. Under the rules of the NYSE, listed companies, like CNA, that have a controlling shareholder are not required to have a nominating committee. The Board of Directors as a whole therefore performs the functions of a nominating committee. Because the Company does not have a nominating committee, the Company does not have a specific policy regarding shareholder nominations of potential directors to the Board of Directors, other than through the process described under “Stockholder proposals for the 2005 Annual Meeting” below. Nominations for membership to the Company’s Board of Directors are determined by the Board in consultation with its executive officers and other members of senior management. Possible nominees to the Board of Directors may be suggested by any director and given to the Chairman of the Board or by shareholders as indicated above.

Audit Committee

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including review of the financial reports and other financial information of the Company, the Company’s systems of internal accounting, the Company’s financial controls, and the annual independent audit of the Company’s financial statements. The Company’s Audit Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the Company’s independent accountants and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent accountants in accordance with policies and procedures adopted by the Audit Committee from time to time or as required. The Board has adopted a written charter, a copy of which is attached hereto as Exhibit A and has been posted on the Company’s web-site at www.cna.com and is available in print to any shareholder who requests it, under which the Audit Committee operates. The Company’s management is responsible for its financial statements and reporting process, including its system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

      The current members of the Audit Committee are Paul J. Liska (Chairman), Walter L. Harris, Don M. Randel and Marvin Zonis, each of whom is an Independent Director and also meets the additional independence requirements of applicable listing standards of the NYSE and Securities and Exchange Commission (“SEC”) regulations. Further, the Board has determined that Mr. Liska possesses the qualifications required of an audit committee financial expert by the currently applicable rules of the SEC.

      The Company’s Independent Directors meet in regular executive session without management participation. The Company has created a new position of presiding director (“Presiding Director”) whose primary responsibility is to preside over these executive sessions of the Independent Directors. The Chairpersons of the Audit and Incentive Compensation Committees alternate annually as the Presiding Director. For the year 2004, Mr. Liska, as Chairperson of the Audit Committee, will serve as Presiding Director. This procedure will require that the Chairperson of the Incentive Compensation Committee is an Independent Director during any period in which he or she is serving as the Presiding Director.

      The Company’s Directors are asked annually to report to the Company the number of audit committees on which such Director serves. During 2003, no Director reported serving on three or more audit committees.

Incentive Compensation Committee

      The Company does not have a Compensation Committee. Under the rules of the NYSE, listed companies, like CNA, that have a controlling shareholder are not required to have a compensation committee. However, as noted above, the Company’s Board does maintain an Incentive Compensation Committee which administers the Incentive Compensation Plan. The current members of the Incentive Compensation Committee are Marvin Zonis (Chairperson) and Don M. Randel, each of whom is an Independent Director. Antoinette Cook Bush resigned as a director and member of the Incentive Compensation Committee as of February 12, 2004. Mr. Zonis was elected to the Incentive Compensation Committee and appointed Chairperson on March 18, 2004.

      During 2003 there were eight meetings of the Board of Directors, five meetings of the Audit Committee and five meetings of the Incentive Compensation Committee. Each director of the Company attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director served during 2003. The Board recommends, but does not require, that all directors attend the

Company’s shareholders’ meetings. Nine of the Company’s ten directors attended its 2003 Annual Meeting of Shareholders.

Audit Committee Report

      The role of the Audit Committee is to assist the Board of Directors with the responsibility of administering corporate policy in matters of accounting and control in its oversight of the Company’s financial reporting process. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee functions as the liaison with the Company’s independent auditors and internal audit. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

      In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has discussed with the independent auditors the auditors’ independence.

      The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, or that the Company’s auditors are in fact “independent.”

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission and determined that the provision of non-audit services by Deloitte & Touche LLP to the Company in 2003 was compatible with maintaining the independence of Deloitte & Touche LLP in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Antoinette Cook Bush*

Paul Liska (Chairperson)*
Walter L. Harris
Don M. Randel
Marvin Zonis

*	Ms. Bush resigned as a director and Audit Committee member as of February 12, 2004. Mr. Liska was elected to the Audit Committee and appointed as its chairperson on February 11, 2004.

Director Compensation

      The Company’s directors who are not employees of CNA or any of its subsidiaries received an annual retainer in 2003 of $25,000. In addition, members of committees received the following annual retainers: Finance, $4,000, Executive, $4,000, Incentive Compensation, $3,000 (Chairperson receives $5,000) and Audit, $20,000 (Chairperson receives $25,000). In addition, a meeting fee of $600 was paid to the Chairpersons of the Audit and Incentive Compensation Committees for each meeting with management, external auditors, advisors and other appropriate persons held to carry out their respective duties between regularly scheduled quarterly meetings of the Committees. Effective January 1, 2004, the annual retainer for Audit Committee members was increased to $25,000 (Chairperson receives $35,000) and the fee for Incentive Compensation Committee members was increased to $10,000 (Chairperson receives $15,000). Mr. Lilienthal does not receive director retainer fees. Directors are reimbursed for necessary and reasonable travel expenses incurred in attending meetings.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table includes compensation paid by the Company and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and other Named Executive Officers as of December 31, 2003:

		Annual Compensation					Long-Term Compensation

							Awards			Payouts

					Other		Restricted		Securities	Long-Term	All Other
Name and	Fiscal	Salary	Bonus		Compensation		Stock		Underlying	Compensation	Compensation
Principal Position	Year	(a)($)	(b)($)		(c)($)		Award($)		Options(#)	(d)($)	(e)($)

Stephen W. Lilienthal	2003	$986,538	$1,900,000		–0–		–0–		55,000	–0–	$189,499
Chief Executive	2002	802,885	1,220,000		114,864	(i)	–0–		55,000	–0–	276,934	(k)
Officer CNA	2001	296,154	600,000	(h)	–0–		780,019	(j)	75,000	–0–	124,440	(k)
Financial Corporation(f)(g)
Robert V. Deutsch	2003	$722,885	$1,400,000		–0–		–0–		25,000	$40,532	$29,230
Executive Vice	2002	550,141	814,000		–0–		–0–		25,000	64,531	23,526	(l)
President &	2001	550,000	935,000		–0–		–0–		25,000	160,000	91,868	(l)
Chief Financial Officer CNA Financial Corporation
Jonathan D. Kantor	2003	$643,750	$1,650,000		$787,000	(m)	–0–		30,000	$41,800	$26,282
Executive Vice	2002	540,385	969,500		–0–		–0–		20,000	24,113	22,696
President,	2001	500,000	700,000		–0–		–0–		20,000	12,656	21,000
General Counsel & Secretary CNA Financial Corporation
James R. Lewis	2003	$778,846	$1,000,000		–0–		–0–		30,000	$38,000	$124,062
President & CEO	2002	648,077	771,949	(n)	54,743		–0–		30,000	38,000	207,772	(p)
CNA Property &	2001	190,385	400,000	(h)	–0–		239,800	(o)	35,000	–0–	229,399	(p)
Casualty Operations CNA Insurance Companies(g)

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

				Other	Restricted	Securities	Long-Term	All Other
Name and	Fiscal	Salary	Bonus	Compensation	Stock	Underlying	Compensation	Compensation
Principal Position	Year	(a)($)	(b)($)	(c)($)	Award($)	Options(#)	(d)($)	(e)($)

Robert L. McGinnis	2003	$478,077	$575,000	–0–	–0–	20,000	$20,267	$56,743
President & CEO CNA Life and Group Operations CNA Insurance Companies(q)

Notes

(a)	Base salary includes compensation deferred under the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”).

(b)	Amounts disclosed are annual incentive cash awards under the Incentive Compensation Plan, hereinafter described. Annual incentive cash awards are typically paid in March of the following year unless deferred.

(c)	Amounts not otherwise explained by footnotes in this column represent various taxable imputed perquisites provided to select Company executives.

(d)	Represents long-term incentive cash awards under the Incentive Compensation Plan.

(e)	Amounts not otherwise explained by footnotes in this column represent amounts contributed or accrued to the Named Executive Officers under the S-CAP and the SES-CAP.

(f)	On August 26, 2002, Mr. Lilienthal assumed the title of Chief Executive Officer, CNA Financial Corporation.

(g)	Messrs. Lilienthal and Lewis were employed by the Company effective July 23, 2001 and August 20, 2001, respectively.

(h)	Includes a hiring bonus of $600,000 and $100,000 paid to Mr. Lilienthal and Mr. Lewis, respectively.

(i)	Includes $54,648 reimbursement for cost incurred by Mr. Lilienthal for legal services provided to him in connection with the drafting and negotiating of his employment contract with the Company.

(j)	Represents a restricted stock grant of 28,028 shares awarded upon commencement of employment. The 28,028 shares vest in four equal parts beginning July 31, 2002.

(k)	Includes $192,420 and $103,414 of relocation expenses paid in 2002 and 2001, respectively.

(l)	Includes $69,188 of travel and other related expenses paid in 2002 and 2001.

(m)	Represents deferred signing bonus paid in connection with 2003 employment agreement (including accrued interest), hereinafter described.

(n)	Includes a 2002 annual incentive cash compensation award of $750,000.

(o)	Represents a restricted stock grant of 10,000 shares awarded upon commencement of employment. The 10,000 shares vest in four equal parts beginning on August 20, 2002

(p)	Includes $139,041 and $215,881 of relocation expenses paid in 2002 and 2001, respectively.

(q)	Mr. McGinnis was an executive officer in 2003.

      The following table includes individual grants of stock options awarded by the Company to the Named Executive Officers for the year ended December 31, 2003:

Option Grants in Last Fiscal Year

					Potential Realizable
					Value at Assumed
					Annual Rates of
					Stock Appreciation for
	Individual Grants				Option Term

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration
Name	Granted(a)	Fiscal Year	(per share)(b)	Date	5%($)	10%($)

Stephen W. Lilienthal	55,000	14.3%	$24.69	05/07/13	854,007	2,164,223
Robert V. Deutsch	25,000	6.5%	$24.69	05/07/13	388,185	983,738
Jonathan D. Kantor	30,000	7.8%	$24.69	05/07/13	465,822	1,180,485
James R. Lewis	30,000	7.8%	$24.69	05/07/13	465,822	1,180,485
Robert L. McGinnis	10,000	2.6%	$24.69	05/07/13	155,274	393,495
	10,000	2.6%	$24.60	08/06/13	154,708	392,061

(a)	Options vest in installments of 25% on each anniversary of the date of grant, such that the options are fully exercisable on or after four years from the date of grant.

(b)	The exercise price shown for individual optionees is the fair market value of the Company’s Common Stock on the date of grant (calculated as the average of its high and low sales price on that date reported on the New York Stock Exchange Composite Tape).

      The following table includes information concerning the exercise of stock options by the Named Executive Officers during the year ended December 31, 2003:

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Value

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired	Value	Options at Fiscal Year End(#)		Fiscal Year End($)(a)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen W. Lilienthal	-0-	-0-	51,250	133,750	-0-	-0-
Robert V. Deutsch	-0-	-0-	62,500	62,500	-0-	-0-
Jonathan D. Kantor	-0-	-0-	36,000	58,000	-0-	-0-
James R. Lewis	-0-	-0-	25,000	70,000	$2,100	$2,100
Robert L. McGinnis	-0-	-0-	7,500	32,500	-0-	-0-

(a)	Value is based on the closing price of Company Common Stock on December 31, 2003 minus the exercise price.

Employment Contracts

      Pursuant to an employment agreement dated July 25, 2002, Mr. Stephen W. Lilienthal serves as the Chief Executive Officer of the Company and as Chairman of the Board and Chief Executive Officer of the CNA insurance companies. The term of the agreement expires December 31, 2005 and the annual base compensation is $950,000, subject to discretionary adjustments by the Company’s Incentive Compensation Committee (“ICC”). In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual stock option grants, all subject to approval and adjustment by the ICC.

      In accordance with an employment agreement dated August 9, 2002, Mr. James R. Lewis serves as the President and Chief Executive Officer of Property and Casualty Operations. The term of the agreement expires December 31, 2005 and the annual base compensation is $750,000, subject to discretionary adjustments by the ICC. In addition, Mr. Lewis is entitled to earn annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants, all subject to approval and adjustment by the ICC.

      Pursuant to an employment agreement dated August 16, 1999, as amended February 25, 2003, Mr. Robert V. Deutsch, who serves as the Company’s Executive Vice President and Chief Financial Officer, earned annual incentive cash awards under the Incentive Compensation Plan, as well as certain long-term incentive awards in the form of annual cash awards and annual stock option grants. Mr. Deutsch’s annual base salary was $700,000 until the expiration of the fixed term of his employment agreement with the Company on December 31, 2003. Pursuant to the terms of that agreement, Mr. Deutsch’s employment is continuing on a month-to-month basis. He is continuing to serve as Executive Vice President and Chief Financial Officer of the Company and to perform his duties accordingly and, as provided in the employment agreement as amended, he is being paid a base salary equal to 300% of his annual base salary as of December 31, 2003.

      Pursuant to an employment agreement dated March 20, 2003, Mr. Jonathan D. Kantor serves as a senior executive of the Company with duties and responsibilities as designated by the Chief Executive Officer. The term of the agreement expires March 31, 2005 and the annual base compensation is $650,000, subject to adjustments at the discretion of the Chief Executive Officer. In addition, Mr. Kantor is entitled to earn annual incentive cash awards under the Incentive Compensation Plan as well as certain long-term incentive awards, all subject to approval and negative adjustment by the ICC. For the 2003 performance period, Mr. Kantor earned $1,650,000 under the Incentive Compensation Plan. Mr. Kantor is additionally entitled to an aggregate deferred signing bonus of $1,500,000, payable in installments of $750,000 on March 15, 2004 and $750,000 on March 15, 2005, with interest payable at rates applicable to accounts maintained under the SES-CAP for the applicable period.

      In the event any of the foregoing employment agreements is not renewed or is terminated prior to the respective expiration dates, each executive may be entitled to certain payments, the continuation of certain benefits, and the vesting of certain stock options, all as determined in accordance with the applicable provisions of the respective agreements. Following the expiration or earlier termination of the agreements, each of the foregoing executives remains subject to certain confidentiality, non-competition, non-solicitation, non-interference and claims assistance covenants.

Retirement Plans

      CNA sponsors funded, tax-qualified retirement plans for salaried employees, including executive officers (the “Qualified Plans”) and unfunded, non-qualified equalization plans (the “Non-Qualified Plans”) which provide for accruals and contributions not available under the tax -qualified plans. The following description of the Qualified Plans also gives effect to the Non-Qualified Plans. The Qualified Plans and the Non-Qualified Plans both include defined contribution plans and defined benefit plans. The qualified and non-qualified defined contribution plans are the CNA Savings and Capital Accumulation Plan (the “S-CAP”) and the CNA Supplemental Executive Savings and Capital Accumulation Plan (the “SES-CAP”), respectively. The qualified and non-qualified defined benefit plans are the CNA Retirement Plan and the CNA Supplemental Executive Retirement Plan (the “SERP”), respectively.

      Prior to 2000, the CNA Retirement Plan provided a normal retirement pension equal to 2% of a participant’s final average compensation times the participant’s first 25 years of service, plus .6667% of the participant’s final average compensation times his or her next 15 years of participation, with the total reduced by 1.4% of the participant’s social security benefit times the participant’s first 35 years of service. Final average compensation is the highest average monthly compensation paid in a 60 consecutive-calendar-month period during a participant’s entire employment history. Compensation includes regular base salary, overtime, incentive and performance bonuses, paid sales incentives and tax-deferred contributions, up to the eligible amounts under current Internal Revenue Service guidelines.

      In 2000, the CNA Retirement Plan was amended and employees who were employed at December 31, 1999 and were still employed on April 24, 2000 were required to make a choice regarding their future accruals in this plan. Employees were given two choices: (1) to continue earning additional benefits under the formula described above, or (2) to convert the present value of their accrued benefit as of December 31, 1999 to an accrued pension account, which is credited with interest at a rate based on 30 year treasury securities.

      Employees who elected to forego earning additional benefits in the CNA Retirement Plan and all employees hired by Continental Casualty Company on or after January 1, 2000 receive an annual basic Company contribution to the S-CAP of 3% or 5% of their eligible compensation, depending on their age. In addition, these employees are eligible to receive discretionary annual performance contributions of up to 2% of eligible compensation and an additional Company match of up to 80% of the first 6% of salary contributed by the employee. The basic, performance and additional Company matching contributions are referred to herein as “Enhanced S-CAP.” All eligible employees, regardless of their choice, are entitled to a 70% Company matching contribution to the S-CAP on the first 6% of eligible compensation contributed by the employee. The Company matching contribution rates for employees during the first year of service are 50% of the foregoing.

      All salary amounts and annual cash incentive compensation amounts are considered eligible compensation for purposes of the CNA Retirement Plan, the SERP, and for basic and performance contributions to the S-CAP and SES-CAP. Only salary is considered eligible compensation for purposes of Company matching contributions to the S-CAP and SES-CAP.

      Messrs. Deutsch and Kantor chose to continue to accrue benefits under the CNA Retirement Plan and SERP. Messrs. Lewis, Lilienthal, and McGinnis are all participants in the Enhanced S-CAP and SES-CAP.

Pension Plan Table

Average	Years of Accrual Service:
Annual
Compensation	5	10	15	20	25

$400,000	$38,501	$77,003	$115,504	$154,006	$192,507
600,000	58,501	117,003	175,504	234,006	292,507
800,000	78,501	157,003	235,504	314,006	392,507
1,000,000	98,501	197,003	295,504	394,006	492,507
1,200,000	118,501	237,003	355,504	474,006	592,507
1,400,000	138,501	277,003	415,504	554,006	692,507
1,600,000	158,501	317,003	475,504	634,006	792,507
1,800,000	178,501	357,003	535,504	714,006	892,507
2,000,000	198,501	397,003	595,504	794,006	992,507
2,200,000	218,501	437,003	655,504	874,006	1,092,507
2,400,000	238,501	477,003	715,504	954,006	1,192,507
2,600,000	258,501	517,003	775,504	1,034,006	1,292,507
2,800,000	278,501	557,003	835,504	1,114,006	1,392,507

      The amounts in the table reflect deductions for estimated Social Security payments.

      Messrs. Deutsch and Kantor have approximately 14, and 10 years of credited service, respectively. Messrs. Lewis, Lilienthal and McGinnis are not participants in the CNA Retirement Plan and SERP because they were hired after December 31, 1999. Therefore, they have no years of credited service under these plans.

      The following table includes information concerning long-term incentive cash awards made in 2003 to the Named Executive Officers:

Long-Term Incentive Plan — Awards in 2003

		Estimated Future Payouts($)(a)

Name	Performance Period	Threshold	Target	Maximum

Stephen W. Lilienthal(b)	2003-2005	-0-	-0-	-0-
Robert V. Deutsch	2003-2005	$80,000	$160,000	$320,000
Jonathan D. Kantor	2003-2005	$97,500	$195,000	$390,000
James R. Lewis	2003-2005	$75,000	$150,000	$300,000
Robert L. McGinnis	2003-2005	$52,500	$105,000	$210,000

(a)	The long-term incentive cash awards are made under the Incentive Compensation Plan which is administered by the ICC. The long-term incentive cash awards are generally granted annually and are earned based on net operating income targets or other selected corporate financial goals for three-year performance periods and will become payable only to the extent that specified performance goals are achieved. The payouts can vary from 0% to 200% of the original target based on the attainment of performance goals. Only awards related to the 2003-2005 performance cycle are included in this table.

(b)	Mr. Lilienthal did not receive a long-term incentive plan cash award in 2003.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

Certain Executive Officers

      The Board of Directors believes that the success of the Company and its subsidiaries is dependent upon the quality of management, and that compensation programs are important in attracting and retaining individuals of superior ability and motivating their efforts on behalf of the Company and its business interests.

      Under Section 162(m) of the Internal Revenue Code, unless classified as “qualified performance-based compensation”, the amount of compensation deductible for federal income tax purposes which is paid by a publicly-held corporation to its CEO and certain highly compensated officers during any year is limited to $1,000,000 per person.

      To the extent the Company’s compensation policy can be implemented in a manner that maximizes the deductibility of compensation paid by the Company, the Board of Directors seeks to do so, subject to the Company’s contractual obligations to executives in particular cases. Accordingly, in February 2000 the Company amended (and subsequently approved by the Stockholders) the existing annual and long-term compensation plans and merged them into an omnibus plan renamed as the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Incentive Compensation Plan”), which covers annual, corporate long-term cash and share-related compensation for the Executive Officers of the Company. It is designed to qualify the amounts paid from time to time thereunder to certain of the Company’s officers as “qualified performance-based compensation” under Section 162(m) of the Code.

General

      The Company’s compensation program is designed to recognize individual performance and contribution to CNA. This pay-for-performance philosophy is used to reward employees whose work meets or exceeds CNA’s standards of quality and value-added customer service. It is CNA’s objective to have a compensation policy that is internally equitable and externally competitive, rewards executives for long term strategic management, supports a performance-oriented environment that stresses attainment of corporate goals and individual expectations, and attracts and retains key executives critical to the Company’s long term success.

      The Incentive Compensation Committee (“ICC”) of the Board of Directors of the Company reviewed the compensation for Messrs. Lilienthal, Deutsch, Lewis, Kantor and McGinnis. The Chairman of the Board and Chief Executive Officer of the CNA insurance companies reviewed the compensation for all other Executive Officers. They are assisted in developing and evaluating the overall competitiveness of the compensation program by the Company’s Human Resources staff, which is supported by an independent nationally recognized compensation consulting organization. Comparative compensation information regarding the Company’s competitor group of companies is evaluated each year. The competitor group consists of companies within the property/casualty insurance industry, which includes two of the three companies in the Standard & Poor’s Multi-Line Insurance Index (see “Stock Price Performance Graph” below). These companies represent the organizations against which CNA competes for key executives. This comparative compensation information, in conjunction with performance judgments as to past and expected future contributions of the individual, is used to develop annual compensation levels. In 2003, the Executive Officers were provided total compensation opportunities that approximated a minimum of the 50th percentile of total compensation opportunities for comparable individuals at the Company’s competitor group.

      Under the Incentive Compensation Plan, the annual incentive cash compensation awards for the Executive Officers are determined by performance compared to preset quantifiable financial goals approved by the ICC. The annual incentive opportunity is based, among other factors, on comparative market compensation data as described above. Final approval of annual incentive cash compensation payments is made by the ICC. The Company reserves the right to make discretionary changes to the award amounts and reserves the right to eliminate these bonuses, uniformly, due to adverse financial conditions, except where specified in contracts. In determining the annual incentive cash compensation awards for 2003, the ICC evaluated Company and business unit performance and individual performance against the pre-set goals categories and other performance measures where necessary. Based upon this evaluation, the 2003 bonuses ranged from 110% to 254% of the incentive targets for the Executive Officers.

      The base salary of the Company’s Chief Executive Officer was established pursuant to the employment agreement negotiated between the Company and the Chief Executive Officer. See “Employment Agreements,” above. The annual base compensation is $950,000, subject to discretionary adjustments by the Company’s Incentive Compensation Committee (“ICC”). In addition, Mr. Lilienthal is entitled to earn annual incentive cash awards under the Incentive Compensation Plan as well as certain long-term incentive awards in the form of annual stock option grants, all subject to approval and adjustment by the ICC. For the 2003 performance period, Mr. Lilienthal earned $1,900,000 under the Incentive Compensation Plan.

By the Incentive Compensation Committee: Don M. Randel and Marvin Zonis (Chairperson).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Lilienthal, a Director of the Company, also serves as an officer of the Company and its subsidiaries.

CERTAIN TRANSACTIONS

      Loews makes available to CNA the services of certain officers and executives of Loews. In February 1975 CNA entered into a management services agreement (the “Services Agreement”) with Loews which provides that Loews will make available to CNA these services, together with general corporate services, including financial, administrative and management consulting services. Loews is reimbursed on the basis of an allocation of a portion of the salaries and related payroll taxes and benefits of the officers and executives performing the services, in addition to travel and similar expenses incurred. The allocation may be adjusted in the event of any substantial change in the services performed and the Services Agreement may be terminated by CNA or Loews on the last day of any month. The Services Agreement has been reviewed each year since 1975 by CNA’s Audit Committee. The last such review took place in February 2004 and the Audit Committee recommended renewal of the Services Agreement for the ensuing fiscal year, calling for a reimbursement allocation of approximately $210,000 per month, which recommendation was accepted by the Board of Directors. Under the Services Agreement CNA reimbursed Loews $2,520,000 for services performed during 2003, and $70,024 for travel and similar expenses incurred during 2003. Also during 2003, Loews or its subsidiaries paid premiums on insurance and administrative services to the CNA insurance companies at standard rates aggregating approximately $3,704,484.

      The Loews ownership of the voting securities of CNA has exceeded 80% since 1980 requiring the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax returns filed by Loews. Accordingly, following approval by CNA’s Audit Committee and Board of Directors, CNA and Loews entered into a tax allocation agreement that provides that CNA will (i) be paid by Loews the amount, if any, by which the Loews consolidated federal income tax liability is reduced by virtue of the inclusion of CNA and its subsidiaries in the Loews consolidated federal income tax return, or (ii) pay to Loews an amount, if any, equal to the federal income tax that would have been payable by CNA, if CNA and its subsidiaries had filed a separate consolidated return. In the event that Loews should have a net operating loss in the future computed on the basis of filing a separate consolidated tax return without CNA and its eligible subsidiaries, CNA may be required to repay tax recoveries previously received from Loews. This agreement may be cancelled by CNA or Loews upon thirty days’ prior written notice. In 2003, the inclusion of CNA and its eligible subsidiaries in the consolidated federal income tax return of Loews resulted in a decrease in the federal income tax liability for Loews. Accordingly, Loews has paid or will pay approximately $734,000,000 to CNA for 2003 under the tax allocation agreement.

      CNA has also reimbursed to Loews or paid directly approximately $18,056,502 for expenses (consisting primarily of salaries and benefits and other out-of-pocket costs) incurred or owed by Loews during 2003 in maintaining investment facilities and services for CNA.

      In November of 2003 the Company and its principal insurance subsidiary, Continental Casualty Company (“CCC”), entered into a Capital Support Agreement and related Guaranty Agreement (collectively the “Support Agreements”) with Loews, the 90% owner of CNA’s outstanding shares. The Support Agreements provided for the sale in November of 2003 of $750 million of a new series of CNA preferred stock to Loews, and a commitment from Loews for additional capital support of up to $500 million by February 27, 2004 through the purchase of surplus notes of CCC, CNA’s principal insurance subsidiary, in the event certain additions to CCC’s statutory capital were not achieved through asset sales. The preferred stock is convertible into 32,327,015 shares of the Company’s common stock. In addition, Loews committed up to an additional $150 million by March 31, 2004, in a form to be determined, to support the statutory capital of CCC in the event of additional shortfalls in relation to business and asset sales.

      After consideration of the increase in CCC’s statutory surplus resulting from the sale of the Company’s Group Benefits business, Loews purchased a $46 million CCC surplus note under the Support Agreements in February of 2004. In addition, the sale of CNA’s individual life business is expected to result in an addition to CCC’s statutory surplus in excess of $400 million. However, the sale of the individual life business was not consummated by February 26, 2004. As a result, under the Support Agreements Loews purchased an additional $300 million CCC surplus note in February of 2004. Following the consummation of the individual life sale, CNA plans to seek approval from the relevant insurance regulatory authority for the repayment of the surplus note purchased in relation to such sale, although it is not certain that sale of the individual life business will be consummated or that the required regulatory approval will be obtained.

      The Company has entered into a credit agreement with a large national contractor that undertakes projects for the construction of government and private facilities to provide an $86.4 million credit facility. CNA Surety Corporation has provided significant surety bond protection for projects by this contractor through surety bonds underwritten by affiliates of the Company. Loews and the Company have entered into a participation agreement, pursuant to which Loews has purchased a participation interest in one-third of the loans and commitments under the credit facility, on a dollar-for-dollar basis, up to a maximum of $25 million. At the time of filing of this Proxy Statement Loews’ participation was at the maximum level under the participation agreement. Although Loews does not have rights against the contractor directly under the participation agreement, it shares recoveries under the facility proportionally with the Company. Under the participation agreement, Loews also receives twenty-five percent of a closing fee from the contractor in the amount of $900,000, half of which was paid at closing and half of which is due to be paid when the credit facility matures.

      Each of Messrs. Hengesbaugh, Deutsch and Kantor took a loan from the Company to assist him with the purchase of Common Stock under the terms of the Stock Ownership Plan. The loans were taken out at various times in 1998 and 1999 and the term of each loan is 10 years. Messrs. Hengesbaugh’s and Kantor’s loans are unconditional with full recourse against the maker. Mr. Deutsch’s loan is non-recourse and is secured by additional collateral. As of December 31, 2003, the outstanding amounts of the loans were as follows: Mr. Hengesbaugh, $20,539,185, Mr. Kantor, $990,551 and Mr. Deutsch, $4,837,981. Mr. Kantor’s loan was pre-paid in full in March of 2004, pursuant to the sale of Company stock he purchased in relation to the loan as noted above.

STOCK PRICE PERFORMANCE GRAPH

      The following graph compares the total return of the Company’s Common Stock, the Standard & Poor’s 500 Composite Stock Index (“S&P 500”) and the Standard & Poor’s 500 Multi-Line Insurance Index for the five years ended December 31, 2003. The graph assumes that the value of the investment in the Company’s Common Stock and for each Index was $100 on December 31, 1998 and that dividends were reinvested.

Company/Index	1998	1999	2000	2001	2002	2003

CNA FINANCIAL CORP	100	96.74	96.27	74.19	65.11	61.30

S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18

S&P 500 MULTI-LINE INSURANCE	100	130.06	180.71	148.92	109.42	127.14

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to serve as independent auditors for 2004. Although it is not required to do so, the Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by the Company’s shareholders at the meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. If the Company’s shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be at the Annual Meeting to answer appropriate questions and, if they choose to do so, to make a statement.

      For the years ended December 31, 2003 and 2002, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), which includes Deloitte Consulting.

      Audit and audit-related fees aggregated $10.8 million and $8.1 million for the years ended December 31, 2003 and 2002, respectively and were composed of the following:

Audit Fees

      The aggregate fees billed for the audit of the Company’s annual financial statements for the years ended December 31, 2003 and 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $7.7 million and $7.0 million, respectively.

Audit-Related Fees

      The aggregate fees billed for Audit-Related services for the years ended December 31, 2003 and 2002 were $3.1 million and $1.1 million, respectively. These fees generally include fees for consents and comfort letters, audits of the Company’s employee benefit plans, accounting consultations, Sarbanes Oxley Act Section 404 advisory services, and SEC related matters.

Tax Fees

      The aggregate fees billed for tax services for the years ended December 31, 2003 and 2002 were $0.2 million and $0.3 million, respectively. These fees generally include fees for the preparation of expatriate tax returns.

All Other Fees

      The aggregate fees for services not included above were $3.2 million and $12.0 million, respectively, for the years ended December 31, 2003 and 2002, including fees billed by Deloitte Consulting. These fees generally include fees for human capital advisory services, risk consulting services and other consulting or advisory services.

      Certain fees for 2002 have been adjusted to reflect additional amounts for audit and audit related services performed and billed subsequent to the issuance of the 2002 Proxy Statement.

      The Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent auditors. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting.

      The Board of Directors recommends that the Stockholders vote FOR Proposal No. 2.

OTHER MATTERS

      The Company does not know of any other business to come before the meeting. However, if any other matters come before the meeting, the persons named in the proxies will act on behalf of the Stockholders they represent according to their best judgment.

      The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily through use of the mails, but regular employees of the Company may solicit proxies personally, by telephone or facsimile. Such employees will receive no special compensation for such solicitation. Brokers and nominees will be requested to obtain voting instructions of beneficial owners of stock registered in their names and will be reimbursed for their out-of-pocket expenses and reasonable clerical expenses.

STOCKHOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

OR THE INDEPENDENT DIRECTORS

      The Company has a process by which stockholders may communicate with the Board of Directors. Stockholders and other interested parties wishing to communicate directly to the Company’s Board of Directors may submit written communications addressed to the Board of Directors, c/o General Counsel, CNA Financial Corporation, 43 South, Chicago, Illinois 60685. All such communications from stockholders will be forwarded to the members of the Board.

      Any stockholder of the Company wishing to communicate with its Independent Directors may do so in the following ways:

•	By submitting the communication in writing addressed to:

Presiding Director, Non-Management Directors of CNA Financial Corporation
c/o Vice President, Internal Audit
CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685

•	By leaving a recorded message addressed to Presiding Director, Non-Management Directors of CNA Financial Corporation at the following telephone number: 1-888-679-9252; or

•	By sending an email to the attention of the Presiding Director, Non-Management Directors of CNA Financial Corporation at: corporateinvestigations@cna.com.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Stockholder proposals for inclusion in proxy materials for the 2005 Annual Meeting should be addressed to the Company’s Executive Vice President, General Counsel and Secretary, CNA Plaza, 43S, Chicago, Illinois 60685, and must be received by November 24, 2004. Proxies received in respect of Common Stock to be voted at the 2004 Annual Meeting will be voted in accordance with the best judgment of the persons appointed by such proxies with respect to any matters properly before such meeting submitted by Stockholders after January 2, 2005.

By order of the Board of Directors,

JONATHAN D. KANTOR
Executive Vice President, General Counsel and Secretary

Chicago, Illinois

March 29, 2004

EXHIBIT A

CNA FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee’s primary function is to assist the Board of Directors of CNA Financial Corporation (the “Company”) with its responsibility of overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit staff and independent accountants. The Committee shall prepare the Audit Committee Report for the Company’s annual proxy statement.

Committee Membership

      The Committee shall be comprised of three or more directors, as determined by the Board from time to time, except to the extent that temporary vacancies are created by the resignation or removal of a Committee member. The Board has authority to appoint the Committee members, who serve at the pleasure of the Board, and to designate the Committee Chairperson. Each member of the Committee must satisfy the independence, experience, financial expertise and other requirements of the New York Stock Exchange, Inc. (the “Exchange”) and applicable laws and regulations. Committee members may not serve on the audit committees of more than two other public companies unless approved by the Board and such approval is disclosed in the Company’s proxy statement. No member of the Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than (i) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior services that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

Meetings

      The Committee shall meet as often as it determines to be appropriate, but not less frequently than quarterly. The Committee shall periodically meet separately with management, the internal auditors and the independent accountants. The Committee shall also meet periodically in executive sessions without Company management present. The Committee may request any employee or officer of the Company or its outside counsel or independent accountants to attend a meeting or to meet with the Committee or its advisors. The Committee may fix its own rules of procedure, subject to the requirements of this Charter, Exchange rules and applicable laws and regulations.

Authority And Responsibilities

      Company management is responsible for preparing financial statements. The Committee’s primary responsibility is oversight. To carry out this responsibility, the Committee shall undertake the common recurring activities described below, but may diverge from this list as appropriate under the circumstances.

      The Committee may form and delegate authority to sub-committees consisting of one or more members when appropriate.

      1. Oversight of the Independent Accountants. The Committee shall:

(a)	have sole authority to directly appoint, retain, compensate, evaluate and terminate the Company’s independent accountants and to approve all engagement fees and terms, including mandatory pre-approval of all engagements of the independent accountants in accordance with policies and procedures adopted by the Committee from time to time or as required by Exchange rules or applicable laws or regulations;

(b)	oversee the work of the independent accountants, including resolution of disagreements between management and the independent accountants regarding financial reporting, and the independent accountants shall report directly to the Committee;

(c)	at least annually, review reports from the independent accountants regarding their internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review or any regulatory or professional inquiry within the preceding five years, and all relationships between the independent accountants and the Company;

(d)	annually evaluate the qualifications, performance and independence of the independent accountants and the lead partner, taking into account the opinions of management and the internal auditors, and present its conclusions to the Board;

(e)	annually seek assurances that partners of the independent accountants who are directly involved in the audit are rotated as required by regulations or Exchange rules and that no partner earns or receives compensation based on the performance of any services for the Company other than audit, review or attest services;

(f)	consider annually whether, in order to assure continuing auditor independence, the Company should rotate its independent accounting firm on a regular basis;

(g)	set policies for the Company’s hiring of current or former employees of the independent accountants;

(h)	instruct the independent accountants that such firm is ultimately accountable to the Board of Directors of the Company and the Committee, as representatives of the shareholders;

(i)	instruct the independent accountants to submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent accountants to the Company and each of its subsidiaries: (i) the audit of the Company’s annual financial statements and the reviews of its quarterly financial statements, or services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent accountants, in the aggregate and by each service; and

(j)	obtain from the independent accountants assurance that each audit is conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, which sets forth certain procedures to be followed in any audit of financial statements required under that Act.

      2. Oversight of Financial Reporting and Controls. The Committee shall:

(a)	meet with the independent accountants prior to any audit to discuss the planning and staffing of the audit;

(b)	review and discuss with management and the independent accountants the annual audited financial statements and quarterly financial statements to be included in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including Management’s Discussion and Analysis of Financial Condition and Results of Operations;

(c)	review and discuss the following with management and the independent accountants, in connection with the Committee’s review of the Company’s annual financial statements and, as appropriate, quarterly financial statements and related disclosures:

•	critical accounting policies and financial statement presentation, including key accounting decisions and judgments, significant changes in the selection or application of accounting principles, the rationale for such choices and the alternatives available under generally accepted accounting principles (“GAAP”);

•	material written communications between the independent accountants and management, including any “management” or “internal control” letter issued or proposed to be issued by the independent accountants and management’s responses;

•	any problems encountered in the audit or review of the financial statements, including any disagreements between management and the independent accountants or limitations on the activities of the independent accountants, and management’s responses;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

•	any accounting adjustments that were noted or proposed by the independent accountants but were “passed” (as immaterial or otherwise);

•	communications between the audit team and the independent accountants’ national office respecting auditing or accounting issues presented by the engagement;

•	the certifications made by the principal executive officer and principal financial officer with respect to the Company’s periodic reports filed with the SEC;

•	management’s report on internal control over financial reporting and the independent accountants’ related attestation report and any material changes in the Company’s internal control over financial reporting;

•	any appointment or replacement of the director of the Internal Audit Division; and

•	major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

(d)	review the type and presentation of information to be included in earnings press releases (particularly any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance which management may provide to analysts and rating agencies; provided, however, that such review need not take place in advance of each earnings release or each instance in which guidance may be provided;

(e)	annually review and discuss with the independent accountants and management the Company’s Internal Audit Division and its audit plan, responsibilities, budget and staffing;

(f)	establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(g)	advise management, the Internal Audit Division and the independent accountants that they are expected to provide to the Committee a timely analysis of significant financial reporting issues and practices;

(h)	consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent auditors required by or referred to in Statement of Accounting Standards 61; and

(i)	inquire of the Company’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weakness in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

3.	Compliance with Legal and Regulatory Requirements. The Committee shall periodically discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies including material notices to or inquiries received from governmental agencies.

4.	Additional Responsibilities of the Committee. The Committee shall make regular reports to the Board. The Committee shall annually review and evaluate the Committee’s own performance and review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Additional Powers of the Committee. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other experts to advise the Committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Committee shall be provided with the funding and other resources required to discharge its duties and responsibilities, including payment of reasonable compensation to the independent accountants and to any advisors employed by the Committee.

6.	Delegation to Subcommittee. The Committee may in its discretion delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may also, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors as permitted by applicable law and regulation, provided that any such approvals are presented to the Committee for review at its next scheduled meeting.

Limitations of the Committee’s Role

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or determine that the Company’s financial statements and disclosures are complete or accurate or in accordance with GAAP or applicable laws or regulations. The Committee’s job is one of review and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent accountants are responsible for auditing or reviewing those financial statements, as applicable. The Committee recognizes that management and the independent accountants have more time, knowledge and detailed information concerning the Company than do Committee members. Consequently, in performing its functions, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent accountants’ work.

P R O X Y

ZCNAC2

DETACH HERE

CNA FINANCIAL CORPORATION PROXY

Solicited on Behalf of the Board of Directors
for the Annual Meeting, April 28, 2004, Chicago, Illinois

The undersigned hereby appoints S.W. Lilienthal, J.S. Tisch, and P.R. Tisch, or any of them, with full power of substitution, to represent and to vote the Common Stock of the undersigned at the annual meeting of stockholders of CNA Financial Corporation, to be held at CNA Plaza (333 South Wabash Avenue), Chicago, Illinois, on April 28, 2004, at 10:00 A.M., or at any adjournment thereof as follows:

Nominees for Election of Directors:

Walter L. Harris, Stephen W. Lilienthal,
Paul J. Liska, Don M. Randel, Joseph
Rosenberg, James S. Tisch, Preston R.
Tisch, Marvin Zonis.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
SEE REVERSE SIDE

CNA FINANCIAL CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZCNAC1

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☒	Please mark
votes as in
this example.

The Board of Directors recommends a vote FOR the Election of Directors and FOR proposal 2.

					FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)		2.	Approval of Deloitte & Touche, LLP, as independent auditors.	☐	☐	☐

	FOR	WITHHELD
	☐	☐
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposal 2.

☐
For, except vote withheld from the above nominee(s):

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

			NOTE:	Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: